Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-225673) on Form S-8 of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedules of Evergy, Inc. and subsidiaries, and the effectiveness of Evergy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Evergy, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

December 19, 2019